Exhibit 4.12

PROMISSORY NOTE FIFTH EXTENSION AGREEMENT

$90,000.00	July 29, 2018

This Promissory Note Extension Agreement, hereinafter referred to as “Extension Agreement,” entered into this Thirtieth day of April, 2018, by and between DERMAdoctor, LLC, a Missouri entity (“Maker”), and Papillon Partners, Inc., a Missouri corporation, or its successors or assigns (“Holder”),

WHEREAS, Maker and Holder have entered into a Promissory Note date July 17, 2017 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that ninety (90) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement dated October 9, 2017 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is one hundred eighty (180) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement dated January 13, 2018 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is two hundred forty one (241) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement dated March 15, 2018 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is three hundred and one (301) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement dated April 30, 2018 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as’ the “Note”. The Note is due and payable on a date that is three hundred seventy seven (377) days from the original date of the Note.

WHEREAS, Maker and Holder desire to enter into this Fifth Extension Agreement in order to extend the date when all the outstanding principal and accrued and unpaid interest is due and payable to four hundred sixty seven (467) days from the original date of the Note.

NOW, THEREFORE, it is duly agreed by both Maker and Holder to extend the due date of the Note to October 21, 2018.

All other provisions of the original Note shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Holder have duly executed this Extension Agreement, extending the due date of the Note as of the day and year first written above.

MARKER:

DERMAdoctor, LLC

By:	/s/ Jeff Kunin
Name:	Jeff Kunin
Title:	CEO

HOLDER:

PAPILLON PARTNERS, INC.

By:	/s/ Audrey Kunin
Name:	Audrey Kunin
Title:	Manager